SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of the 31, day of December, 2015, by and between Enerpulse Technologies, Inc., hereinafter referred to as the “Company” and Joseph E. Gonnella, hereinafter referred to as the “Executive.”

WHEREAS, the Company and the Executive desire to separate;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1. Termination of Employment. The Executive acknowledges that his employment with the Company ceased on December 31, 2015 (the “Employment Termination Date”). On the Effective Date, the Company will grant to the Executive stock options to purchase 350,000 shares of its Common Stock at an exercise price of $.10 per share, with said options to vest quarterly over eight (8) quarters beginning April 1, 2016. The options will carry a 10 year expiration, subject to the terms of the Company’s Stock Option Plan.. The Company will pay the Executive all unpaid wages, accrued vacation and expense reimbursements accrued through the Employment Termination Date, less withholding taxes and any other deductions required by law. On the Employment Termination Date, your participation in the Company’s benefit plans ceased, subject to any post-termination benefit rights that you may have under such plans and in accordance with their terms, applicable law or this Agreement. You will receive, under separate cover, information regarding your entitlement to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or applicable state law. The Executive further acknowledges and agrees that: (a) that the Executive shall take all actions required to effect the Executive’s immediate resignation from all offices held by the Executive with the Company, including, without limitation, the Executive’s position as an officer of the Company and (b) all prior agreements, if any, related to the Executive’s employment with the Company are hereby terminated, are null and void and are of no further force or effect. The Executive will remain a member of the Company’s Board of Directors (the “Board”) until the next vote of the shareholders of the Company, at which time he may choose to stand for re-election. If the Executive stands for re-election to the Board but is not re-elected, the then existing unvested Executive stock options granted to the Executive will immediately vest and the 90-day exercise requirement clause in the Company’s Stock Option Plan held by the Executive will be waived by the Board.

2. Non-Disparagement. The Executive shall not make any slanderous, libelous or disparaging remarks, statements, writings, announcements or conversations of any kind about the Company, its business operations, its affiliates, business plans, or its employees, officers or directors at any time, and similarly, the Company shall not make any slanderous, libelous or disparaging remarks, statements, writings, announcements or conversations of any kind about the Executive or his professional or personal abilities or character. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall operate to prevent either party from testifying truthfully under oath in any legal or administrative proceeding.

3. Release.

(a) In consideration of and subject to the terms and conditions set out in this Agreement, the Executive, on behalf of himself and his heirs, representatives, executors, assigns and similar related persons, agree to release and discharge unconditionally the Company (including any subsidiaries, affiliates and related entities, and all respective officers, directors, employees, benefit plan administrators and trustees, agents, attorneys, accountants, insurers, representatives, affiliates, successors and assigns, collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, obligations, expenses, agreements, lawsuits, liabilities or damages of any kind (including attorneys fees and costs actually incurred) arising from the Executive’s employment with the Company and his separation from that employment or otherwise, whether known or unknown to the Executive, which the Executive ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which the Executive signs this Agreement (collectively, the “Claims”), and the Executive agrees that this Agreement constitutes a full, complete and knowing waiver of all such Claims.

(b) The Claims the Executive is waiving include, but are not limited to, Claims based on Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of your employment and the cessation thereof. This Agreement is not intended to affect: the Executive’s rights under this Agreement; claims that cannot be waived as a matter of law; or the Executive’s rights, if any, to post-termination benefits to which you may be entitled under Company benefit plans and in accordance with their terms.

(c) The Executive understands and agrees that the Company’s obligations set forth in this Agreement, which the Executive is not otherwise entitled to, are in lieu of any and all other amounts to which the Executive might be, is now, or may become entitled to receive from the Company or any Releasee upon any Claim. Without limiting the generality of the foregoing, the Executive understands and acknowledges that this release of claims includes, but is not limited to, his waiver of all Claims that he may have or assert to compensation, employment or reinstatement to employment, salary, wages, back pay, front pay, interest, bonuses, contributions to or vesting in any employee benefit plans, profit sharing and/or equity generally, damages, accrued sick leave, medical benefits, overtime, attorneys’ fees or costs, and benefits of any kind or any nature arising or derivative from his employment with the Company, his separation from employment with the Company, or otherwise, including but not limited to those arising in tort, contract or any statute, except for those expressly provided for in this Agreement and except for post-employment rights, if any, that he may be entitled to under any of the Company benefit plans and in accordance with their terms.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing herein is intended to release or waive the Executive s rights: (i) under COBRA, (ii) to unemployment insurance benefits (it being understood that the Company shall not contest the Executive’s application for unemployment insurance benefits), (iii) to any accrued and vested pension benefits, or (iv) to commence an action to enforce the terms of this Agreement.

4. ADEA Waiver. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. The Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which he is already entitled. The Executive further acknowledges that he has been advised by this writing that: (i) he should consult with an attorney prior to executing this Agreement; (ii) he has up to twenty-one (21) days from the date of this Agreement in which to consider this Agreement, although he may, at your discretion, sign and return the Agreement at any earlier time, in which case he waives all rights to the balance of this twenty-one (21) day review period; (iii) he has seven (7) days following his execution of this Agreement to revoke this Agreement (the “Revocation Period”); (iv) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA. The Executive acknowledges that if he has not returned the signed Agreement within the time permitted, then the offer of payments and benefits set forth herein will expire by their own terms at such time. The Executive also recognizes that revocation of this Agreement must be in writing and must be delivered to Craig Porter, the Company’s Chairman of the Board.

5. Effective Date. This Agreement shall not become effective until the eighth (8th) day following the date on which the Executive signs this Agreement (the “Effective Date”), as indicated below, provided that the Executive has not revoked it within the seven-day Revocation Period.

6. Miscellaneous Provisions.

(a) The Executive hereby represents and warrants to the Company and the Releasees that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or the other Releasees. The Executive agrees that he will not seek or accept any award, damages, recovery or settlement from any source or proceeding pertaining to his employment, his separation or otherwise. Nothing in this Agreement restricts the Executive’s communications with any law enforcement or government agency, provided that such communications are consistent with all applicable laws.

(b) On or before the Termination Date, the Executive agrees to return to the Company all of its property, equipment, credit cards, documents and records.

(c) By entering into this Agreement, the Company does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning the Executive’s employment and the separation of his employment.

(d) The Executive acknowledges that, except as expressly set forth herein, this Agreement constitutes the entire agreement between the Executive and the Company concerning his employment and its separation, and supersedes all prior and contemporaneous oral and written agreements, understandings and representations, including any oral promises made by anyone at the Company. This Agreement may not be modified or changed except by written instrument executed by both parties.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico, except for such laws as would require application of the substantive law of another jurisdiction. If any provision in this Agreement is held by any court to be more restrictive than permitted by applicable law, such provision shall be limited to the extent permitted by law. If any provision in this Agreement is held by any court to be invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

(h) By signing below, Executive acknowledges that he has read this Agreement, understands its meaning and content, has consulted with an attorney of Executive’s choice about the Agreement (including the general release in Section 3 (a) hereof, subject to the exceptions contained therein) and knowingly and voluntarily assents to all of the terms and conditions in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Enerpulse Technologies, Inc.

By:	/s/ Craig S. Porter
Craig S. Porter
Executive Chairman of the Board

Date: 01/06/16

EXECUTIVE

By:	/s/ Joseph E. Gonnella
JOSEPH E. GONNELLA

Date: 01/06/16